UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard, Suite 400 Arlington, Virginia	22209-2307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 412-5960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

Vista Outdoor Inc. Senior Credit Facility

On December 19, 2014, Vista Outdoor Inc. (“Vista Outdoor”), a wholly-owned subsidiary of Alliant Techsystems Inc. (“ATK”), entered into a Credit Agreement (the “Vista Outdoor Credit Agreement”).  Vista Outdoor entered into the Vista Outdoor Credit Agreement in connection with the proposed transaction between ATK and Orbital Sciences Corporation (“Orbital”), pursuant to which ATK’s Aerospace and Defense Groups will merge with Orbital immediately following the spin-off of ATK’s Sporting Group business to ATK stockholders as a newly formed sporting company, Vista Outdoor (the “Distribution” and, collectively, the “Transaction”).  The Vista Outdoor Credit Agreement is comprised of a senior secured term loan of $350 million (the “Term Loan”) and a senior secured revolving credit facility of $400 million (the “Revolving Credit Facility”, together with the Term Loan, the “Senior Credit Facility”), both of which mature five years from the date the Term Loan is drawn under the Vista Outdoor Credit Agreement (such date the Term Loan is drawn, the “Closing Date” and such date the Senior Credit Facility matures, the “Maturity Date”).  In connection with the Transaction, Vista Outdoor will use a portion of the Senior Credit Facility to pay a cash dividend (the “Vista Outdoor Dividend”) to ATK in an amount equal to the amount by which ATK’s total debt as of the Closing Date exceeds $1,740 million, subject to certain adjustments.  The proceeds of the Vista Outdoor Dividend will be used by ATK, together with cash on hand if necessary, to purchase or redeem its 6.875% Senior Subordinated Notes due 2020, including any make-whole premium.

The Closing Date and the funding under the Vista Outdoor Credit Agreement are subject to customary conditions, including the consummation of the Distribution.  Following the Distribution and at the time the initial funding under the Vista Outdoor Credit Agreement occurs, Vista Outdoor will no longer be a wholly-owned subsidiary of ATK.

The Term Loan will be subject to quarterly principal payments of $4.375 million with the remaining balance due upon the Maturity Date.  Substantially all domestic tangible and intangible assets of Vista Outdoor and its domestic subsidiaries will be pledged as collateral under the Senior Credit Facility.  Borrowings under the Senior Credit Facility will bear interest at a rate equal to either a base rate plus a margin or a Eurodollar rate plus a margin.  The Eurodollar margin will initially be 1.75% and the base rate margin will initially be 0.75%.  After the end of the first fiscal quarter following the Closing Date, the margin will be based on Vista Outdoor’s consolidated leverage ratio.  In addition, Vista Outdoor will pay an annual commitment fee on the unused portion of the Revolving Credit Facility based on its consolidated leverage ratio.  Immediately following the Closing Date, the Revolving Credit Facility will be available for borrowing for working capital and for other general corporate purposes, including the issuance of letters of credit in the ordinary course of Vista Outdoor’s business.

From and after the Closing Date, the Senior Credit Facility imposes restrictions on Vista Outdoor, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity.  Vista Outdoor is required to meet and maintain certain financial ratios including a maximum consolidated interest coverage ratio and a maximum consolidated leverage ratio.  In addition, the Senior Credit Facility provides for mandatory principal prepayments on the Term Loan outstanding thereunder under certain circumstances.

The foregoing summary of the terms and conditions of the Vista Outdoor Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Vista Outdoor Credit Agreement, which has been filed in an amendment to Vista Outdoor’s registration statement on Form 10 (which registration statement has not yet been declared effective).

Amendment to Credit Agreement

On December 19, 2014, ATK entered into an amendment (the “Amendment”) to its Third Amended and Restated Credit Agreement, dated as of November 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “ATK Credit Agreement”), and its Third Amended and Restated Security Agreement, dated as of November 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “ATK Security Agreement”).

Pursuant to the Amendment, among other things, certain additional liens shall be permitted and certain assets subject to such liens will be excluded from the collateral package under the ATK Security Agreement, so long as the contractual obligations governing such liens on such assets prohibits the liens of the ATK Security Agreement.

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed with ATK’s Form 10-Q for its third fiscal quarter.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 under the heading “Vista Outdoor Inc. Senior Credit Facility is incorporated into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.

By:	/s/ Scott D. Chaplin
Name:	Scott D. Chaplin
Title:	Senior Vice President and General Counsel

Date: December 22, 2014